Exhibit 10.2

THE TRIZETTO GROUP, INC.

CASH BONUS PLAN

I. PURPOSE

The purpose of The TriZetto Group, Inc. Cash Bonus Plan is to assist the Company to recruit, retain, motivate and reward employees who contribute to the achievement of the Company’s performance objectives.

II. EFFECTIVE DATE

The Plan is adopted effective as of January 1, 2005, and Awards under the Plan may be made with respect to the 2005 Plan Year and each subsequent Plan Year.

III. DEFINITIONS

Capitalized terms used in this Plan shall have the meanings set forth below:

A. “Award” shall mean a cash bonus payable to a Participant with respect to a Plan Year pursuant to this Plan.

B. “CEO” shall mean the Chief Executive Officer of the Company.

C. “CFO” shall mean the Chief Financial Officer of the Company.

D. “Company” shall mean The TriZetto Group, Inc.

E. “Company Targets” shall mean the financial and other performance objectives with respect to the Company that are recommended by the CEO and/or CFO and approved by the Committee for a Plan Year.

F. “Committee” shall mean the compensation committee of the board of directors of the Company.

G. “COO” shall mean the Chief Operating Officer of the Company.

H. “EOU” shall mean an Economic Operating Unit of the Company.

I. “Funding Percentage” shall mean the percentage determined in accordance with this Plan based on the Company’s achievement of the Company Targets for a Plan Year.

J. “Guidelines” shall mean the guidelines approved by the Committee with respect to a Plan Year to provide for the administration of the Plan, including the method by which cash bonuses will be determined for such Plan Year.

K. “Managing Officer” shall mean as follows: (i) the “Managing Officer” of a Participant in charge of an EOU or an SSU shall be such Participant’s immediate supervisor; (ii) the “Managing Officer” of a Participant assigned to an SEOU shall be the Executive Vice President or Senior Vice President in charge of the EOU responsible for such SEOU (or such officer’s designee); and (iii) the “Managing Officer” of a Participant assigned to an SSU (other than the Senior Vice President in charge of such SSU) shall be the Senior Vice President in charge of such SSU (or such officer’s designee).

L. “Participant” shall mean an employee of the Company to whom an opportunity for a cash bonus hereunder has been given under Article VI or VII.

M. “Plan” shall mean The TriZetto Group, Inc. Cash Bonus Plan.

N. “Plan Year” shall mean each 12-month period beginning on January 1 and ending on December 31.

O. “SEOU” shall mean a Sub-Economic Operating Unit of the Company.

P. “SSU” shall mean a Shared Support Unit of the Company.

Q. “Target Percentage” shall mean the percentage of each Participant’s base salary as determined in accordance with this Plan representing such Participant’s target bonus potential.

IV. ADMINISTRATIVE AND INTERPRETATION

A. The Plan shall be administered by the Committee or its designee. The Committee shall have sole and absolute discretion to construe and interpret the Plan and any instrument or agreement related thereto, including without limitation, the power to construe and interpret doubtful or contested terms herein and therein, and, subject to the provisions set forth herein, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the Plan’s administration. Notwithstanding anything herein to the contrary, the Committee must approve all Awards under this Plan to any officer of the company that is subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended.

B. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation, all Participants and former Participants, regardless of whether the Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue. Nothing in the Plan shall be deemed to give any officer or employee of the Company, or his or her legal representatives or assigns, any right to participate in the Plan, except to such extent, if any, as the Committee may authorize pursuant to the provisions of the Plan.

C. The Committee shall have the sole and absolute discretion to determine an individual’s eligibility to participate, whether the performance of a Participant warrants an Award pursuant to the Plan and any instrument or agreement relating thereto, and the amount of any such Award. However, with respect to employees other than the CEO, the CEO may recommend to the Committee whether each such employee is eligible to participate, whether the performance of such employee warrants an Award and the amount of such Award.

D. Notwithstanding anything herein to the contrary, terms of participation in the Plan by employees of the Company will be at the absolute and sole discretion of the Committee and shall be a matter for action by the Committee only.

V. ELIGIBLE EMPLOYEES

A. Near the beginning of each Plan Year, the CEO (or his or her designee) shall submit a list to the Committee of those employees of the Company whom he or she believes should be participating in the Plan for such Plan Year. The Committee shall then determine which of these employees shall be Participants with respect to such Plan Year. Members of the Committee and any member of the Board who is not an employee of the Company shall not be eligible to participate in the Plan.

B. An employee of the Company who becomes eligible during a Plan Year to participate in the Plan may become a Participant for such Plan Year, in the discretion of the CEO, COO or CFO, but may only be eligible for an Award calculated pro rata based upon the period of actual service during such Plan Year, unless otherwise specified by the CEO, COO, or CFO.

VI. TARGET AWARDS

A. Target Percentage. Near the beginning of each Plan Year, the Committee shall, with the assistance of the CEO (or his or her designee), assign a Target Percentage for each Participant. The Target Percentage for each Participant may be determined based on such Participant’s title or salary grade level. Each Participant’s Target Percentage for a Plan Year shall be set forth in the Guidelines for such Plan Year. Each Participant who receives a promotion during a Plan Year to a position that is generally recognized to have a higher Target Percentage, will be assigned a Target Percentage commensurate with his or her new position.

B. Company Targets and Funding Percentage. Near the beginning of each Plan Year, the Committee shall, with the assistance of the CEO (or his or her designee), establish one or more Company Targets for such Plan Year. Different Company Targets may be established for different groups of Participants. For example, the Committee may establish Company Targets for Participants assigned to a particular EOU and/or SEOU that include financial goals applicable only to such EOU and/or SEOU, as well as financial objectives related to the Company as a whole. Company Targets may include, without limitation, financial performance metrics such as revenue, EBITDA, net income, earnings per share, free cash flow and revenue growth, as well as financial targets applicable to an EOU and/or SEOU.

Near the beginning of each Plan Year, the Committee shall also establish a Funding Percentage schedule for such Plan Year that will specify different percentages for various levels of achievement regarding a Company Target. For example, the Funding Percentage schedule for a Plan Year could specify a Funding Percentage of 60% for the Company’s earnings per share target in the event the Company achieves only 80% of such target. If the Company achieves 90% of the earnings per share target, this schedule could specify a Funding Percentage of 90%. The Committee shall also establish weightings for each Company Target in the event there is more than one Company Target for a Plan Year, so that a single weighted Funding Percentage can be determined with respect to each Participant.

C. Personal Objectives. Unless otherwise specified by the Committee, personal objectives will be established near the beginning of each Plan Year for all Participants, the achievement of which will impact the amount of each Participant’s Award. Such personal objectives will be documented in such form determined by the CEO (or his or her designee), stated in specific and measurable terms, and related to activities that will improve the Company’s operating results. Personal objectives for each Participant shall be established by such Participant’s Managing Officer.

D. CEO Award. Notwithstanding the criteria set forth in this Article VI (or anything else to the contrary in this Plan), the Committee shall establish, in its sole discretion, such targets and other criteria for determining the potential and actual Award provided to the CEO for any Plan Year. Such targets and other criteria shall be included in the Guidelines for a Plan Year or such other document(s) as the Committee shall determine in its sole discretion.

VII. AMOUNT OF AWARDS

At the close of each Plan Year, the CEO (or his or her designee) shall recommend the amount of each Award to be paid to each Participant, other than the CEO (if participating), and shall submit the recommendation to the Committee. The recommendation with respect to an Award shall be based on the following guidelines:

A. Determination of Funding Percentage. The Funding Percentage for each Company Target shall be determined based on the level of the Company’s achievement of such target as specified in the Funding Percentage schedule and as set forth in the Guidelines. If there is more than one Company Target, then a weighted Funding Percentage shall be determined based on the weightings for each Company Target set forth in the Guidelines.

B. Evaluation of Personal Objectives. The personal performance of each Participant shall then be determined based on an evaluation of such Participant’s achievement of his or her personal objectives. Participants will be evaluated with an average rating of 1, 2, 3, 4 or 5 (with 5 being the highest or best rating). In general, Participants receiving an overall performance rating of below 3.0 will not be entitled to any Award. Personal performance of a Participant shall be evaluated by such Participant’s Managing Officer. All recommendations for Awards will be substantiated by appropriate documentation of performance goals and assessments.

C. Determination of Award. Subject to adjustment as described below, the actual Award paid to each Participant for a Plan Year will be based on the following formula:

(Funding Percentage) X (Participant’s Base Salary) X (Participant’s Target Percentage).

In determining the actual Award payable to a Participant, the amount determined by this formula may be increased or decreased in the discretion of such Participant’s Managing Officer based on such officer’s evaluation of how well the Participant achieved his or her personal objectives for the Plan Year. Notwithstanding anything to the contrary in this Plan, if a Participant’s employment with the Company terminates for any reason prior to the date his or her Award is payable by the Company, he or she will not be entitled to any portion of the Award, unless otherwise specified in the Guidelines or a written employment agreement executed by the CEO, COO or CFO.

D. Committee Approval and CEO Award. After the CEO (or his or her designee) makes his or her recommendation, the Committee shall meet for the purpose of reviewing the amounts and approving the payment of Awards. The Committee shall determine the amount of the CEO’s Award, if any, upon the Guidelines for the Plan Year and/or such other factors as the Committee, in its sole discretion, shall determine.

VIII. FORM AND SETTLEMENT OF AWARDS

A. Unless otherwise specified in the Guidelines, Awards shall be paid in cash by the Company in a single lump-sum payment. The Committee shall have complete and absolute authority to determine the settlement of each individual Award. Awards shall be paid at such time as determined by the Committee or its designee, but in no case later than March 15 following the close of such Plan Year, subject to restrictions outlined in the Guidelines for such Plan Year.

B. The Company shall calculate the deductions from the Award paid under the Plan for any taxes required to be withheld by federal, state or local government and shall cause them to be withheld.

IX. LIMITATIONS

A. No Participant or any other person shall have any interest in the Company or any affiliates thereof or in any fund or specific asset or assets of the Company or any affiliate thereof by reason of an Award. No right or benefit provided in this Plan shall be transferable by the Participant. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by any creditor or beneficiary of the Participant. Any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit shall, in the discretion of the Committee, cease.

B. Nothing in this Plan shall be construed:

1. To give any employee of the Company or an affiliate thereof any right to be designated a Participant in the Plan;

2. To give a Participant any right to receive an Award, except in accordance with the terms of this Plan;

3. To limit in any way the right of the Company or any affiliate thereof to terminate a Participant’s employment at any time and for any reason;

4. To evidence any agreement or understanding by the Company, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration or time; or

5. To give a Participant or any other person claiming through him or her any interest or right under this Plan other than that of an unsecured general creditor of the Company.

C. Unless expressly provided otherwise in the Guidelines or in a written agreement executed on behalf of the Company by the CEO, COO or CFO, Participants shall forfeit without payment all rights with respect to an Award in the following circumstances:

1. If a Participant’s employment is terminated for any reason; or

2. If the Participant engages in willful, deliberate or gross misconduct.

X. NATURE OF PLAN

This Plan is only a general corporate commitment, and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances, the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Company that its assets will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company; the Participants are only unsecured creditors of the Company with respect to their Plan benefits and the Plan constitutes a mere contingent promise by the Company to make payments in the future if earned pursuant to the terms of the Plan and the Guidelines. Although the Company may establish a trust to accumulate assets to fulfill its obligations, the Plan and the trust, if so established, will not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any Participant in any asset held by the Company, contributed to a trust or otherwise designated to be used for payment of any of its obligations created in this Plan. No specific assets of the Company have been or shall be set aside prior to payment of an Award, or shall in any way be transferred to the trust or shall be pledged in any way for the performance of the Company’s obligations under this Plan which would remove such assets from being subject to the general creditors of the Company.

XI. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Committee may at any time amend, suspend or terminate the Plan, in whole or in part, except that no amendment, suspension or termination shall reduce any benefits that are payable to a Participant prior to the date of such amendment, suspension or termination, except as provided in Section IX of this Plan.

XII. SUCCESSORS AND ASSIGNS

The provisions of the Plan shall be binding upon the Company and its successors and upon the Participants and their legal representatives.

XIII. UNFUNDED ARRANGEMENT

It is intended that this Plan shall be unfunded for federal tax purposes and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended.

The TriZetto Group, Inc.

Cash Bonus Plan

Guidelines for the 2005 Plan Year

These Guidelines set forth the guidelines of the Plan for the 2005 Plan Year. Capitalized terms used in these Guidelines but not defined herein shall have the meanings ascribed to them in the Plan.

Participation.

Participants eligible under the Plan for the 2005 Plan Year shall be those employees of the Company with salary grade levels listed on Exhibit A to these Guidelines. Upon the recommendation of the CEO (or his or her designee), the Committee may approve the entry of additional Participants in the Plan effective on the first day of any month of the Plan Year following their promotion or employment date. Participants who enter the Plan during the Plan Year shall be eligible for an Award under the Plan but, unless otherwise approved by the CEO, COO or CFO, may only be eligible for an Award calculated pro rata based upon the period of actual service during the Plan Year. Notwithstanding anything to the contrary herein, no employee shall be entitled to an Award if he or she first becomes eligible during the fourth quarter of 2005. In addition, temporary employees of the Company are not eligible to participate in this Plan. Any Participant classified by the Company as a part-time employee will only be eligible for a pro rata share of an Award based on such employee’s hours of actual service during the Plan Year.

Employees eligible to participate in a Company-sponsored commission or other incentive plan applicable to sales, solution architects (or sales support), account relationship managers or executives or professional consultants shall not be eligible to receive awards under this Plan, unless otherwise approved in writing by the CEO, COO or CFO.

Bonus Opportunities.

A. Target Percentage. The Target Percentage for each Participant for the 2005 Plan Year is set forth in Exhibit A opposite such Participant’s salary grade level. The Target Percentage is a specific percentage of the Participant’s base salary as of December 1 of the Plan Year, or such other date determined by the Committee.

B. Company Targets, Funding Percentage and Weightings. The Company Targets, Funding Percentage schedule, weightings and criteria for determining the weighted Funding Percentage for the 2005 Plan Year are set forth in Exhibit B.

Conflicts.

Any conflicts between the Plan and these Guidelines shall be resolved in favor of the Plan. Notwithstanding the preceding sentence, it is the intention of the Committee that the Plan shall be construed broadly to accommodate the provisions and concepts embodied in these Guidelines to the extent reasonably possible.

Exhibit A

The TriZetto Group, Inc. Cash Bonus Plan

Guidelines for the 2005 Plan Year

Target Percentages

Salary Grade Level	Target Percentages (as % of base salary)
13	100
12	75
11	50
10	30
9	20
8	10
7	8
6	7
5	6
4	5
3	4
2	3
1	2

Exhibit B

The TriZetto Group, Inc. Cash Bonus Plan

Guidelines for the 2005 Plan Year

Company Targets, Funding Percentage Schedule and Weightings

A. Company Targets and Weightings for Participants in each EOU, SEOU and SSU.

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B. Determination of Funding Percentage.

The Funding Percentage shall be determined based on the level of the Company’s achievement of each of the Company Targets specified above. In order to determine the weighted Funding Percentage, the Funding Percentage for each Company Target must be computed based on the following schedule:

% of Target Amount Achieved	Funding Percentage
Greater than 110%	105%
Greater than 100% but less than 110%	100%
Greater than 90% but less than 100%	90%
Greater than 80% but less than 90%	60%
Greater than 70% but less than 80%	40%
Greater than 60% but less than 70%	20%
Less than 60%	0%

After determining the Funding Percentage for each Company Target, the weighted Funding Percentage for each Participant is calculated using the weightings for each Company Target specified in the table applicable to such Participant’s SSU, EOU or SEOU.

C. Example.

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